FOR IMMEDIATE RELEASE
CONTACT:  Nikki Klemmer
(615) 743-6132
nikki.klemmer@pnfp.com

DR. GLENDA BASKIN GLOVER JOINS PINNACLE FINANCIAL PARTNERS BOARD

NASHVILLE, Tenn., Dec. 2, 2013 – Pinnacle Financial Partners announced today that Tennessee State University President Glenda Baskin Glover, Ph.D., JD, CPA has been elected to its board.

She joins 12 other prominent business and community leaders who serve as Pinnacle directors.

"Glenda has a breadth of corporate experience, and her educational background in business, law and accounting makes her an extraordinarily valuable addition to our board," said M. Terry Turner, Pinnacle's president and chief executive officer. "We are extremely pleased to welcome her as a director and know that her experience will serve Pinnacle and our shareholders well."

Dr. Glover is a certified public accountant, an attorney, and is one of two African American women to hold the Ph.D./CPA/JD combination in the nation.

She has served as TSU's president since January 2013. Dr. Glover previously was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation's only Ph.D. in Business at a historically black college and university.

Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.

Dr. Glover has been a corporate board member of three other publicly traded corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board.

Dr. Glover is the author of more than 100 articles and papers and is regarded as one of the nation's experts on corporate governance. She earned her bachelor's degree from Tennessee State University, pursued an MBA at Clark Atlanta University and completed her doctorate in business from George Washington University. She later completed her law degree from Georgetown University.

Please visit the Tennessee State University website at www.tnstate.edu for more information on President Glover.

Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to almost $5.4 billion in assets at Sept. 30, 2013. At Sept. 30, 2013, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 29 offices in eight Middle Tennessee counties and four offices in Knoxville. The firm was recently recognized for its financial performance in Sandler O'Neill + Partners' annual Sm-All Stars report for the third time. Additionally, Great Place to Work® named Pinnacle one of the best workplaces in the United States on its 2013 Best Small & Medium Workplaces list published in FORTUNE magazine. And American Banker magazine recognized Pinnacle as the best bank to work for in the country.

Additional information concerning Pinnacle, which was recently added to the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.